                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO. _____)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             McAfee.com Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------

     (3)  Filing Party:

          ---------------------------------------------------------------------

     (4)  Date Filed:

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

                                 [MCAFEE LOGO]

                             MCAFEE.COM CORPORATION
                              535 OAKMEAD PARKWAY
                              SUNNYVALE, CA 94085

                                                                  April 24, 2001

Dear McAfee.com Stockholder:

     You are cordially invited to join us at the Annual Meeting of Stockholders of McAfee.com on May 24, 2001, at 10:00 a.m. Pacific Time at the Techmart, 5201 Great America Parkway, Santa Clara, California.

     At the Annual Meeting, you will be asked to consider and vote upon the following:

     1. To elect a director for a three-year term; and

     2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent accountants for the 2001 fiscal year.

     The attached Proxy Statement presents the details of these proposals.

     FOR FURTHER INFORMATION REGARDING THE MATTERS TO BE VOTED ON AT THE ANNUAL MEETING, I URGE YOU TO CAREFULLY READ THE ACCOMPANYING PROXY STATEMENT, DATED APRIL 24, 2001. If you have questions about these proposals or would like additional copies of the Proxy Statement, you should contact Evan Collins, Chief Financial Officer and Secretary of McAfee.com Corporation, 535 Oakmead Parkway, Sunnyvale, CA 94085; telephone: (408) 992-8100. It is important that your shares are represented and voted at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete, sign, date and promptly return the accompanying proxy in the enclosed postage-paid envelope. Returning the proxy does not deprive you of your right to attend the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so by voting in person at the Annual Meeting.

     On behalf of the Board of Directors, I would like to thank you for your continued interest in the affairs of McAfee.com. We look forward to seeing you at the Annual Meeting.

                                          Sincerely,

                                          /s/ Srivats Sampath

                                          Srivats Sampath
                                          Chief Executive Officer

                                 [McAfee LOGO]

                             MCAFEE.COM CORPORATION
                              535 OAKMEAD PARKWAY
                              SUNNYVALE, CA 94085

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 24, 2001

     NOTICE IS HEREBY GIVEN THAT the Annual Meeting of Stockholders of McAfee.com Corporation will be held on Thursday May 24, 2001, at 10:00 a.m. local time at the Techmart, 5201 Great America Parkway, Santa Clara, California, for the following purposes:

     1. To elect a director for a three-year term;

     2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent accountants for the 2001 fiscal year; and

     3. To transact any other business as may properly come before the meeting.

     Only stockholders of record at the close of business on April 2, 2001 are entitled to notice of and to vote at the meeting. For ten days prior to the meeting, a complete list of these stockholders will be available during ordinary business hours at our principal office.

     All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to complete, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person, even though he or she has previously returned a proxy.

                                          By order of the Board of Directors,

                                          /s/ Evan S. Collins
                                          Evan S. Collins
                                          Secretary

Sunnyvale, California
April 24, 2001

                               TABLE OF CONTENTS

                                                              PAGE NO.
                                                              --------
PROCEDURAL INFORMATION......................................      1
PROPOSALS TO BE VOTED ON....................................      3
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS.....      5
BOARD OF DIRECTORS..........................................      6
  Biographies...............................................      6
  Meetings..................................................      7
  Compensation..............................................      8
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................      9
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION.....     11
COMPARISON OF STOCKHOLDER RETURN............................     13
EXECUTIVE COMPENSATION......................................     15
  Summary Compensation Table................................     15
  Option Grants.............................................     15
  Option Exercises and Holdings.............................     15
  Change in Control Arrangements............................     16
  Officers and Directors Insurance..........................     16
  Certain Transactions......................................     16
OTHER INFORMATION...........................................     18

                          PROXY STATEMENT FOR THE 2001
                         ANNUAL MEETING OF STOCKHOLDERS

GENERAL

     The accompanying proxy is solicited by our Board of Directors for use at the 2001 Annual Meeting of Stockholders to be held May 24, 2001 at 10.00 a.m., local time or any adjournment thereof. This proxy statement contains important information for you to consider when deciding on how to vote on the matters brought before the meeting. PLEASE READ IT CAREFULLY.

     Our complete mailing address is McAfee.com Corporation, 535 Oakmead Parkway, Sunnyvale, California 94085 and our telephone number is (408) 992-8100.

     This Proxy Statement and the accompanying form of proxy are first being mailed to our stockholders on or about April 24, 2001.

STOCKHOLDERS ENTITLED TO VOTE; VOTE REQUIRED

     Only stockholders owning our shares at the close of business on April 2, 2001 are entitled to notice of and to vote at the Annual Meeting. This date may be referred to as the record date in this Proxy Statement. A complete list of these stockholders entitled to notice of and to vote at the Annual Meeting will be available during ordinary business hours at our principal office for ten days prior to the meeting.

     As of record date, there were 8,745,905 shares of Class A common stock, issued and outstanding and 36,000,000 shares of Class B common stock issued and outstanding. As of the record date, there were approximately 144 holders of record of the Class A common stock. Network Associates, Inc. holds all of our Class B common stock. Each holder of record of our Class A common stock on the record date is entitled to one vote per share, which may be cast either in person or by properly executed proxy, at the Annual Meeting. Network Associates, Inc., as the sole holder of record of our Class B common stock on the record date is entitled to three votes per share. Holders of Class A common stock and Class B common stock will vote together as a single class in all matters. A plurality of the shares present in person or represented by proxy at the meeting, entitled to vote in the election and actually cast, will elect the directors. In all other matters submitted to a vote of stockholders, a majority of the votes actually cast will be required for approval.

     Based on its ownership of approximately 80.5% of our outstanding common stock and 92.5% of our outstanding voting power, Network Associates has the voting power to adopt and approve all the proposals and elect all directors.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

     The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of common stock issued and outstanding on the Record Date. Network Associates intends to be present at the meeting and, provided they are, a quorum will be present for all matters. Shares that are voted either in person or by proxy "FOR," "AGAINST," "WITHHELD" or "ABSTAIN" will be treated as being present at the meeting for purposes of establishing a quorum and also will be treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter.

     Although there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, we believe that abstentions should be counted for the purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than election of directors). In the absence of controlling precedent to the contrary, we intend to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against a proposal (though they will have no effect on the election of directors).

     Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but such broker non-votes will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, a broker non-vote will not affect the outcome of the voting on a proposal.

PROXIES

     This Proxy Statement is being furnished to you in connection with the solicitation of proxies by, and on behalf of, our board of directors for use at the Annual Meeting, and is accompanied by a form of proxy. The attached proxy card grants the proxy holders discretionary authority to vote on any matter raised at the meeting.

     All shares of our common stock which are entitled to vote and are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated (other than in the case of broker non-votes), such proxies will be voted as recommended by our board of directors.

     If any other matters are properly presented at the Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn such Annual Meeting to another time and/or place (including, without limitation, for the purposes of soliciting additional proxies), the persons named in the enclosed forms of proxy and acting thereunder will have discretion to vote on such matters in accordance with their judgment.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) delivering to the Secretary of McAfee.com, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to McAfee.com before the taking of the vote at the Annual Meeting or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of the proxy). Any written notice of revocation or subsequent proxy should be sent to McAfee.com Corporation, 535 Oakmead Parkway, Sunnyvale, California 94085, Attention: Secretary, or hand delivered to the Secretary of McAfee.com at or before the taking of the vote at the Annual Meeting.

     The cost of soliciting proxies, including the preparation, assembly, printing and mailing of the Proxy Statement, the proxy material and any other material provided to stockholders, will be borne by McAfee.com. In addition, we will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to such beneficial owners. We may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Proposals by our stockholders which are intended to be presented by such stockholders at our 2002 Annual Meeting must have been received by us no later than December 21, 2001 in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

     If a stockholder intends to submit a proposal at the next annual meeting of stockholders which is not eligible for inclusion in the proxy statement relating to that meeting, the stockholder must give notice to us at our principal place of business in accordance with our bylaws and the requirements set forth in the Securities Exchange Act of 1934, no later than December 21, 2001. Stockholders wishing to make nominations for directors should contact the Corporate Secretary for details of the information to be included in such a nomination.

PROPOSALS TO BE VOTED ON

PROPOSAL NO. 1 -- ELECTION OF DIRECTOR

     Our Board of Directors is divided into three classes of directors serving staggered three-year terms that expire at successive annual meetings. This year, we have nominated Mr. Srivats Sampath, the director whose Class II term expires at the Annual Meeting, for an additional three-year term that will expire at our annual meeting in 2004. The terms of Mr. Stephen Richards and Mr. Richard Schell will expire at the annual meeting of stockholders in 2002, and the terms of Mr. Frank Gill and Mr. George Samenuk will expire at the annual meeting of stockholders in 2003. Unless otherwise instructed, the proxy holders will vote the proxies received by them for Mr. Sampath. If Mr. Sampath is unable to or declines to serve as a director at the Annual Meeting, the proxies will be voted for the nominee designated by the present Board of Directors to fill the vacancy. It is not expected that Mr. Sampath will be unable or will decline to serve as a director.

     The nominee receiving the highest number of affirmative votes of the shares entitled to vote on this matter shall be elected as a Class II director. Votes withheld from any director will be counted for purposes of determining in the presence or absence of a quorum but are not counted as affirmative votes. A broker non-vote will be counted for the purposes of determining the presence or absence of a quorum, but, under Delaware law, it will have no legal effect upon the election of directors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THIS NOMINEE.

PROPOSAL NO. 2 -- SELECTION OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected PricewaterhouseCoopers LLP as independent accountants to audit our financial statements for the fiscal year ending December 31, 2001. A representative of PricewaterhouseCoopers LLP is expected to attend the Annual Meeting in order to respond to questions from stockholders and will have the opportunity to make a statement and is expected to be available to respond to appropriate questions.

FEES BILLED TO MCAFEE.COM BY PRICEWATERHOUSECOOPERS LLP DURING FISCAL 2000

  Audit Fees:

     Audit fees billed to the Company by PricewaterhouseCoopers LLP during the Company's 2000 fiscal year for audit of the Company's annual financial statements and review of the financial statements included in the Company's quarterly reports on Form 10-Q totaled $145,000.

  Financial Information Systems Design and Implementation Fees:

     The Company did not engage PricewaterhouseCoopers LLP to provide advice to the Company regarding financial information systems design and implementation during the fiscal year ended December 31, 2000.

  All Other Fees:

     Fees billed to the Company by PricewaterhouseCoopers LLP during the Company's 2000 fiscal year for all other non-audit services rendered to the Company, including tax related services, totaled $250,366.

     The Audit Committee of the Company's Board of Directors has made a determination that the provision of the services by PricewaterhouseCoopers LLP other than for audit related services is compatible with maintaining the independence of PricewaterhouseCoopers LLP as the Company's independent auditors.

     The affirmative vote of the holders of a majority of the shares of common stock present or represented and voting at the Annual Meeting will be required to approve this Proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT ACCOUNTANTS.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The Audit Committee of the Board of Directors is comprised of Messrs. Schell, Gill and Richards. Messrs. Schell and Gill are non-employee directors, and are "independent" as defined under the National Association of Securities Dealers' listing standards. The Audit Committee operates under a written charter adopted by the Board of Directors.

     The primary responsibilities of the Audit Committee are to (1) review on a continuing basis the internal financial reporting system and controls and audit function of the Company, (2) review the independent auditors' proposed scope and approach, (3) conduct a post-audit review of the financial statements and audit findings, (4) review the performance and monitor the independent auditors, and
(5) recommend resolutions for any dispute between the Company's management and its independent auditors.

     The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2000 with the Company's management. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company's independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 ("Communication with Audit Committees").

     The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 ("Independence Discussion with Audit Committees") and the Audit Committee has discussed with PricewaterhouseCoopers LLP the independence of the auditors from management and the Company, including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with the auditors' independence.

     Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission.

                                          AUDIT COMMITTEE OF THE
                                          BOARD OF DIRECTORS

                                          Richard Schell
                                          Frank Gill
                                          Stephen Richards

                               BOARD OF DIRECTORS

     We have a classified Board of Directors, currently consisting of five members, which is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the term of one class of directors expires. Directors in each class serve for terms of three years.

     Under a voting agreement with Network Associates, for so long as Network Associates owns at least 20% of our outstanding voting power, it will vote its shares of our capital stock in favor of the election of two independent directors.

     The table below shows our current directors.

                                                                                    YEAR OF
                                                                                   EXPIRATION    DIRECTOR
                NAME                   AGE          PRINCIPAL OCCUPATION            OF TERM       SINCE
                ----                   ---          --------------------           ----------    --------
Nominee for Class II Director:
  Srivats Sampath....................  43     President and Chief Executive           2001         1999
                                              Officer, McAfee.com Corporation
Continuing Class I Directors:
  Frank Gill.........................  57     Private Investor                        2003         1999
  George Samenuk.....................  45     President and Chief Executive           2003         2001
                                              Officer, Networks Associates,
                                              Inc.
Continuing Class III Director:
  Stephen Richards...................  47     Chief Financial Officer, Networks       2002         2001
                                              Associates, Inc.
  Richard Schell.....................  51     President and Chief Executive           2002         1999
                                              Officer, iSharp, Inc.

Except as described below, each director has engaged in his principal occupation described above for the past five years. There are no family relationships among any of our directors or executive officers.

BIOGRAPHIES

     Srivats Sampath has served as our President and Chief Executive Officer since December 1998. Mr. Sampath has over 15 years of experience serving in management and executive roles in the computer industry. From June 1998 to December 1998, Mr. Sampath served as the Vice President of Worldwide Marketing of Network Associates. From June 1996 to December 1997, Mr. Sampath served as the Vice President of Product Marketing for Netscape Communications, a provider of Internet software and services. From June 1993 to June 1996, Mr. Sampath served as the President and Chief Executive Officer of Discussions Corporation, a company that he founded to develop e-mail based groupware solutions. From 1991 to 1993, Mr. Sampath served as the Director of Product Marketing for Network and Security Products of Central Point Software, Inc. From 1984 to 1991, Mr. Sampath managed the LAN Enhancement Operations and Microcomputer Communications Division of Intel Corporation. Mr. Sampath also serves on the boards of WebTrends Corporation and Cadabra.com. Mr. Sampath received his B.S. degree in electronics and telecommunications engineering from Madras University in India.

     Frank Gill has served as a director at McAfee.com since September 1999. Mr. Gill is a 23-year veteran of Intel Corporation where he held a variety of positions in sales and marketing, product development, and manufacturing operations. At the time of his retirement in June 1998, he was an Executive Vice President of Intel. Mr. Gill also serves as a director of Inktomi Corporation, Logitech, Inc., Tektronix, Inc., Niku, Inc., ITXC, Inc., and Pixelworks, Inc. Mr. Gill received his B.S. degree in electrical engineering from the University of California at Davis.

     George Samenuk has served as a director at McAfee.com since January 2001, and Chairman of the Board since March 2001. Since January 2001, Mr. Samenuk has been President and Chief Executive Officer of Networks Associates, Inc. From January 2000 to January 2001, Mr. Samenuk served as president and CEO of Tradeout, Inc., a privately held global online exchange for business surplus. Previously, he served as the General Manager of the Americas for IBM Corporation, where he was responsible for IBM's operations in the

United States, Canada, and Latin America. Mr. Samenuk also served as general manager of IBM's ASEAN/ South Asia region with responsibility for sales and support of IBM products in 17 countries throughout Asia. In addition, he has served as vice president of banking, finance and securities industries for IBM Global Services. Mr. Samenuk received an A.B. in Political Science from Brown University.

     Stephen Richards has served as a director at McAfee.com since April 2001. Mr. Richards has been Chief Financial Officer of Networks Associates, Inc., since April 2001. Mr. Richards is a 23 year industry veteran who, prior to joining Network Associates, served in several senior level executive positions with E*Trade Group, Inc. While with E*Trade Group, Richards held the positions of chief financial officer, senior vice president for strategic development, and senior vice president for electronic trading strategies. He joined the company prior to their successful initial public offering, and played a key role in building the finance organization and determining the overall strategic direction of the company. Before joining E*Trade Group, Richards spent 12 years with Bear Stearns, serving as managing director and chief financial officer of the Correspondent Clearing Division. He also held management positions with A.
G. Becker Paribas, Jefferies Group, Inc. and Coopers & Lybrand. Mr. Richards received a B.A. in Statistics and Economics from the University of California, Davis, and an MBA (Finance) from the University of California, Los Angeles.

     Richard Schell has served as a director at McAfee.com since September 1999. Dr. Schell has spent 20 years in the high-tech industry. Presently Mr. Schell is President and Chief Executive Officer of iSharp. From October 1994 to February 1998, Dr. Schell served as Senior Vice President at Netscape Communications where he led the engineering team and then moved on to head up the Client Product Division. Prior to Netscape, from January 1993 to October 1994, Dr. Schell was Vice President of Engineering at Central Point Software, now part of Symantec. From 1989 to 1992, Dr. Schell served as Vice President of the Languages and Database business, for Borland International. Dr. Schell received his A.B., M.S. and Ph.D. in computer science from the University of Illinois.

MEETINGS OF THE BOARD OF DIRECTORS; COMMITTEES

     During 2000, the Board of Directors held seven (7) meetings. Each director attended at least 75% of all Board and applicable meetings during 2000. Our Board of Directors has an Audit Committee and a Compensation Committee.

     THE AUDIT COMMITTEE reviews, acts and reports to our Board of Directors on various auditing and accounting matters, including the appointment of our independent accountants, the scope of our annual audits, fees to be paid to the independent accountants, the performance of our independent accountants and our accounting practices. Our Audit Committee held four (4) meetings in 2000.
Members: Frank Gill, Stephen Richards and Richard Schell.

     Mr. Gill and Mr. Schell are "independent" members of the Audit Committee as defined under the National Association of Securities Dealers' listing standards. Mr. Richards is not "independent" due to his employment as Chief Financial Officer of Network Associates. As of April 2, 2001, Network Associates owned 36,000,000 shares of our Class B common stock, representing approximately 80.5% of our outstanding common stock and approximately 92.5% of the overall voting power of our capital stock. Although our Board of Directors has determined that Mr. Richards is not independent, our Board of Directors has determined that Mr. Richards' Audit Committee membership is required by the best interests of our company and our stockholders. This is so particularly in light of the exceptional and limited circumstances surrounding Network Associates' ownership of our stock, licensing of technology to us and from us, and the scope and nature of services provided by Network Associates to us. During 2000 and prior to his resignation from our Board of Directors, Mr. Prabhat Goyal served as a member of the Audit Committee. During his service on the Audit Committee, Mr. Goyal was not "independent" due to his employment at such time as Chief Financial Officer of Network Associates.

     THE COMPENSATION COMMITTEE establishes salaries, incentives and other forms of compensation for officers and other employees. The Committee also administers our incentive compensation and benefit plans for our officers and employees. The Compensation Committee held four (4) meetings during 2000.

Members: George Samenuk; Frank Gill; Richard Schell. During 2000 and prior to his resignation from our Board of Directors, Mr. William Larsen served as a member of our Compensation Committee.

COMPENSATION OF DIRECTORS

     Our directors do not receive cash compensation for their services as directors, but are reimbursed for their reasonable and necessary expenses for attending board and board committee meetings.

     Our director option plan was adopted by our board and approved by Network Associates, our sole stockholder in September 1999. Members of the board who are not our employees, or employees of any parent, subsidiary or affiliate of McAfee.com, are eligible to participate in the plan unless they are representatives of venture capital funds or corporate investors. The option grants under the plan will be automatic and nondiscretionary, and the exercise price of the options will be the fair market value of the Class A common stock on the date of grant.

     In connection with their addition to our board in September 1999, Messrs. Gill and Schell were each granted an option to acquire 75,000 shares of our Class A common stock under our 1999 stock plan. Each eligible director, other than Messrs. Gill and Schell, who is or becomes a member of the board will be granted an option to purchase 40,000 shares of our Class A common stock under our director option plan. Each eligible director, including Messrs. Gill and Schell, will automatically be granted an additional option on the anniversary date of their service as a director to purchase 10,000 shares of Class A common stock if the director has served continuously as a member of the board since the date of the director's initial grant. On September 28, 2000, Messrs. Gill and Schell were each granted an option under our director option plan to purchase 10,000 shares of Class A common stock at an exercise price of $15.875 per share.

     The options will have ten-year terms, but will terminate three months after the date the director ceases to be a director or six months after a termination if the termination is due to death or disability.

     All options granted under the directors plan will become exercisable over a four year period with 25% of the shares exercisable after one year and the remainder vesting at a rate of 2.083% each subsequent month, so long as the optionee continues as a member of the board or as a consultant of McAfee.com. In the event of our dissolution or liquidation, or a "change in control" transaction, options granted under the plan will become fully vested and immediately exercisable if not otherwise assumed or substituted by the acquiror, or if the optionee does not continue to serve as a director.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     As of March 31, 2001, 8,745,905 shares of the Company's Class A common stock were outstanding, and 36,000,000 shares of the Company's Class B common stock were outstanding. The following table shows the number of shares of common stock as of March 31, 2001:

     - owned by owners of more than 5% of our outstanding common stock. This information is as of the latest reports by those entities, received by us;

     - owned by our Chief Executive Officer and our Chief Financial Officer (who collectively we refer to in this Proxy Statement as the "Named Officers"); and

     - each of our directors and nominees.

                                                   NUMBER OF                 PERCENT OF ALL   PERCENT OF
                                                     SHARES       VESTED      OUTSTANDING     OUTSTANDING
      NAME AND ADDRESS OF BENEFICIAL OWNERS         OWNED(1)    OPTIONS(2)       SHARES          CLASS
      -------------------------------------        ----------   ----------   --------------   -----------
5% STOCKHOLDERS:
Network Associates, Inc.(3)......................  36,000,000         --          80.5%           100%
  3965 Freedom Circle
  Santa Clara, CA 95054
JP Morgan Chase & Co.(4).........................   2,760,640         --           6.2%          31.6%
  270 Park Ave
  New York, NY 10017
Mazama Capital Management, Inc.(5)...............   1,264,800         --           2.8%          14.5%
  One S.W. Columbia, Suite 1860
  Portland, OR 97258
Franklin Resources, Inc.(6)......................     761,627         --           1.7%           8.7%
  777 Mariners Island Blvd.
  San Mateo, CA 94404
NAMED EXECUTIVE OFFICERS & DIRECTORS:
Srivats Sampath(7)...............................      16,980    525,000           1.2%           5.8%
Evan Collins(8)..................................       3,000     48,541             *              *
George Samenuk(9)................................  36,000,000         --          80.5%           100%
Frank Gill(10)...................................          --     31,250             *              *
Stephen Richards.................................          --         --            --             --
Richard Schell(11)...............................          --     31,250             *              *
Executive officers and directors as a group (5
  persons).......................................  36,019,980    636,041          80.8%

---------------
  *  Less than 1% of outstanding shares

 (1) Ownership includes direct and indirect (beneficial) ownership, as defined by SEC rules. The ownership is shown as a percentage of the relevant class of common stock. To our knowledge, each person, has sole voting and investment power over the shares unless otherwise noted. The SEC rules for the determination of beneficial ownership are very complex. However, generally shares owned directly, plus those controlled (e.g. owned by members of their immediate families), are considered beneficially owned. Excludes shares that may be acquired through stock option exercises.

 (2) Includes shares that that are currently exercisable or will become exercisable within 60 days of March 31, 2001.

 (3) According to Schedule 13G filed with the Commission on February 10, 2000, Network Associates has the following power with respect to these shares:

        - deemed to have sole power to vote or to direct the vote:    36,000,000 Class B shares
        - deemed to have sole power to dispose or direct the          36,000,000 Class B shares
          disposition:

 (4) According to Schedule 13G filed with the Commission on February 9, 2001, JP Morgan, Chase & CO has the following power with respect to these shares:

        - deemed to have shared power to vote or to direct the        2,760,640 Class A shares
          vote:
        - deemed to have shared power to dispose or direct the        2,760,640 Class A shares
          disposition:

 (5) According to Schedule 13G filed with the Commission on January 10, 2001, Mazama Capital Management, Inc., has the following power with respect to these shares:

        - deemed to have shared power to vote or to direct the        1,016,600 Class A shares
          vote:
        - deemed to have shared power to dispose or direct the        1,264,800 Class A shares
          disposition:

 (6) According to Schedule 13G filed with the Commission on February 2, 2001, Franklin Resources, Inc., has the following power with respect to these shares:

        - deemed to have sole power to vote or direct the vote:         761,627 Class A shares
        - deemed to have sole power to dispose or direct the            531,627 Class A shares
          disposition:

 (7) Mr. Sampath has an option to purchase 900,000 shares of our Class A common stock 525,000 of which will be vested or exercisable as of May 31, 2001. Mr. Sampath is also deemed the beneficial owner of 68,749 shares of common stock of Network Associates, the parent company of McAfee.com, all of which shares may be acquired by Mr. Sampath pursuant to presently exercisable options. These shares represent less than 1% of the voting power of the outstanding capital stock of Network Associates.

 (8) Mr. Collins has options to purchase 170,000 shares of our Class A common stock, 48,541 of which will be vested or exercisable as of May 31, 2001. Mr. Collins is also deemed the beneficial owner of 61,222 shares of common stock of Network Associates, the parent company of McAfee.com, all of which shares may be acquired by Mr. Collins pursuant to presently exercisable options. These shares represent less than 1% of the voting power of the outstanding capital stock of Network Associates.

 (9) Includes the 36,000,000 shares of Class B common stock owned by Network Associates. Mr. Samenuk is president and chief executive officer of Network Associates.

(10) Mr. Gill has an option to purchase 85,000 shares of our Class A common stock, 31,250 of which will be vested or exercisable as of May 31, 2001.

(11) Mr. Schell has an option to purchase 85,000 shares of our Class A common stock, 31,250 of which will be vested or exercisable as of May 31, 2001.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     During 2000, the Compensation Committee of the Board of Directors consisted of William Larson (prior to his resignation from our Board of Directors), Frank Gill and Richard Schell, none of whom has served as our employee or officer at any time. The Compensation Committee is responsible for setting and administering policies governing compensation of executive officers, including the annual Bonus Plan and the 2000 Stock Plan. In addition, the Compensation Committee reviews compensation levels of other management level employees, evaluates the performance of management and reviews other compensation-related issues.

COMPENSATION POLICIES

     Our compensation policy is designed to enable us to attract, retain and reward executive officers who are likely to contribute to our long-term success. The Compensation Committee also believes that a strong correlation should exist between executive compensation, business objectives and our overall performance.

     In preparing the performance graph for this Proxy Statement, we have selected the CRSP Total Return Industry Index for NASDAQ Computer and Data Processing Services Stock Index ("CRSP Index"). The companies which we use for comparison of salary and compensation information are not necessarily those included in the CRSP Index, because they were determined not to be competitive with us for executive talent or because compensation information was not available.

COMPONENTS OF COMPENSATION

     There are three components of our executive compensation program, which are intended to attract and retain executive officers and to motivate them to improve our financial position and to create value for our stockholders.

  Salary

     The Compensation Committee strives to offer salaries to our executive officers which are competitive with salaries offered by companies of similar size and market capitalization in the software industry. Base salaries are reviewed on an annual basis and are subject to adjustment based upon the individual's contribution to us and changes in salary levels offered by comparable companies. In determining executive officers' salaries, the Compensation Committee considers information provided by our Chief Executive Officer with respect to individual officer responsibilities and performance, as well as salary surveys and similar data available from independent sources.

  Bonuses

     Awards under our Bonus Plan for 2000 were contingent upon us achieving certain performance goals established by the Board of Directors. For executive officers other than the Chief Executive Officer, awards are also contingent on the achievement of individual performance objectives. Target amounts of bonuses for each executive officer are set annually by the Committee and are specifically weighted for identified financial, management, strategic and operational goals. The Committee reviews performance against the goals and approves payment of the bonuses. In 2000, bonuses awarded under the plan to Mr. Sampath, our President and Chief Executive Officer, totaled $57,479. The bonus received by Mr. Sampath under the plan was 23.9% of his total cash compensation. Bonuses awarded under the plan in 2000 to Evan Collins, our Chief Financial Officer, totaled $46,189 which represented 23% of his total cash compensation.

  Equity Incentives

     The Committee believes that employee equity ownership provides a major incentive to employees in building stockholder value and serves to align the interests of employees with the interests of our stockholders. In determining the amount of equity compensation to be awarded to executive officers in any fiscal year, the Committee considers the position of the officer, the current stock ownership of the officer, the number of shares which continue to be subject to vesting under outstanding options and the expected future contribution of the officer to our performance, giving primary weight to the officer's position and his expected future contributions. In addition, we compare the stock ownership and options held by each officer with the other officers' equity positions and the officer's experience and value to us.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     In 2000, Mr. Sampath's base salary did not change from his base salary level for 1999. In making such determination, the Committee considered, among other things, compensation data for chief executives of comparable companies.

     The Chief Executive Officer evaluates the performance of our other executive officer on an annual basis and recommends salary adjustments, which are subject to review and approval by the Compensation Committee. Performance evaluations for individual executive officers are based on predetermined individual goals proposed by management and approved by the Compensation Committee.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Section 162(m) of the Internal Revenue Code limits deductions for federal income tax purposes, certain executive compensation exceeding $1,000,000 for any executive officer in any year. Our 1999 Stock Plan enables compensation recognized in connection with the exercise of options to qualify as an exception to the deduction limit. The Committee will continue to evaluate the issues relating to executive compensation and will take appropriate action where necessary. The Committee's policy is to qualify its executive compensation for deductibility under applicable tax laws where possible.

                                          COMPENSATION COMMITTEE
                                          George Samenuk
                                          Frank Gill
                                          Richard Schell

                        COMPARISON OF STOCKHOLDER RETURN

     The following graph compares the cumulative total returns for our Class A Common Stock for the period commencing December 2, 1999 and ending December 31, 2000 to the CRSP Total Return Index for the NASDAQ Composite Index and the CRSP Total Return Industry Index for NASDAQ Computer and Data Processing Services Stocks ("C&DP Index"), each of which assumes an initial value of $100 and reinvestment of dividends. Historic stock price performance should not be considered indicative of future stock price performance.

                 COMPARISON OF ONE YEAR CUMULATIVE TOTAL RETURN

                               [COMPARISON CHART]

-------------------------------------------------------------------------------------------
                       12/2/99   12/31/99   1/31/00   2/29/00   3/31/00   4/30/00   5/31/00
-------------------------------------------------------------------------------------------
 McAfee.com            $100.00    102.27     76.70     77.56    117.47     39.49     51.00
 Nasdaq Composite
  Index                $100.00    117.86    114.12    136.03    132.44    111.81     98.50
 CRSP Total Return
  Industry Index       $100.00    127.42    112.56    133.37    125.87     96.47     84.69
-------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------
                       6/30/00   7/31/00   8/31/00   9/30/00   10/31/00   11/30/00   12/31/00
---------------------------------------------------------------------------------------------
 McAfee.com             59.23     65.91     59.80     33.81     15.63      13.78      11.36
 Nasdaq Composite
  Index                114.87    109.10    121.83    106.37     97.59      75.24      74.08
 CRSP Total Return
  Industry Index       102.75     92.27    103.97     95.03     86.97      63.21      58.64
---------------------------------------------------------------------------------------------

     Pursuant to the Proxy Rules, the Compensation Committee Report and the Stock Performance Graph are not deemed filed with the SEC and are not deemed incorporated by reference into any filings with the SEC. Performance for the period from December 2, 1999 to December 31, 2000, reflects a December 31, 2000 closing market price on the Nasdaq National Market of $5.00. As of April 2, 2001, the closing market price was $6.55 and therefore the cumulative return would have been $14.89 on the chart above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Directors, executive officers and persons 10% stockholders are required to file reports with respect to their ownership and changes of ownership of our common stock with the SEC. Based solely on our review of the copies of such reports received by it, or we believes that during fiscal year 2000, all filing requirements were satisfied.

                             EXECUTIVE COMPENSATION

     The following table summarizes the compensation paid to the Named Officers as of December 31, 2000, based on salary and bonus. There were no other executive officers as of December 31, 2000.

                           SUMMARY COMPENSATION TABLE

                                                                       NUMBER OF
                                                                       MCAFEE.COM   NUMBER OF NAI
                                                                       SECURITIES    SECURITIES
                                                                       UNDERLYING    UNDERLYING      ALL OTHER
                                                  SALARY               MCAFEE.COM        NAI        COMPENSATION
   NAME AND PRINCIPAL POSITION      AGE   YEAR    ($)(1)    BONUS($)   OPTIONS(#)    OPTIONS(#)        ($)(2)
   ---------------------------      ---   ----   --------   --------   ----------   -------------   ------------
Srivats Sampath(3)................  43    2000   $250,000   $57,479          --             --
  President and Chief Executive           1999    250,000    62,608     900,000             --          --
  Officer                                 1998    112,769    15,652          --        150,000          --
Evan Collins(4)...................  38    2000    201,000    46,189          --             --
  Vice President, Chief Financial         1999     89,560    39,730     170,000         10,000          --
  Officer and Secretary

---------------
(1) Salary includes amounts deferred under the Network Associates 401(k) Plan.

(2) Other compensation in the form of perquisites and other personal benefits have been omitted in those cases where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Officer for such year.

(3) Mr. Sampath's salary for 1998 is for the period from June 1998 through December 31, 1998.

(4) Mr. Collins' salary is for the period from July 1, 1999 through December 31, 1999. Prior to July 1, 1999 Mr. Collins was employed by Network Associates.

     Our officers serve at the discretion of the Board of Directors. There are no family relationships among any of our directors and executive officers.

OPTION GRANTS

     There have been no McAfee.com option grants to our Named Officers in the year ended December 31, 2000.

OPTION EXERCISES AND HOLDINGS

     During the year ended December 31, 2000, the following table contains a summary of all McAfee.com option exercises by our Named Officers. The following table also shows the value of unexercised stock options held by the executive officers during the year ended December 31, 2000:

               AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                                   NUMBER OF SECURITIES
                                                                        UNDERLYING          VALUE OF UNEXERCISED
                                                                    UNEXERCISED OPTIONS     IN-THE-MONEY OPTIONS
                        COMPANY        SHARES                           AT 12/31/00            AT 12/31/00(2)
                        GRANTING      ACQUIRED         VALUE       ---------------------    --------------------
        NAME             OPTION      ON EXERCISE    REALIZED(1)     VESTED     UNVESTED      VESTED     UNVESTED
        ----           ----------    -----------    -----------    --------    ---------    --------    --------
Srivats Sampath......  McAfee.com          --              --      431,250      468,750     $577,875    $628,125
                          NAI              --              --       87,499       62,501     $      0           0
Evan Collins.........  McAfee.com      25,000        $611,294       30,832      114,168        3,750      23,250
                          NAI          40,000         368,540       37,057       30,210            0           0

---------------
(1) Equal to the fair market value of the purchased shares on the option exercise date, less the exercise price paid for such shares.

(2) Calculated by taking the closing market price on December 31, 2000 of $5.00 for McAfee.com and $4.1875 for NAI, less the exercise price, multiplied by the number of options exercisable or unexercisable. The amounts in these columns may not represent amounts actually realized by these executive officers.

CHANGE IN CONTROL ARRANGEMENTS

     Srivats Sampath entered into an agreement with us dated April 14, 2000, which provides that, if his employment is involuntarily terminated other than for cause within twelve months of (i) a sale of 50% of our shares, (ii) a Network Associates change of control, if we are majority owned by them at the time, or (iii) a sale of substantially all of our assets, he will be entitled to receive severance payments for twelve months after such a termination. The payments would be based on his base salary and bonus at the time of termination. In addition, the agreement provides that if his employment with us is terminated other than for cause within twelve months of any such event, all of his outstanding options will become fully vested and immediately exercisable, prior to the consummation of the transaction.

     Evan Collins entered into an agreement with us dated April 14, 2000, which provides that, if his employment is involuntarily terminated other than for cause within twelve months of (i) a sale of 50% of our shares, (ii) a Network Associates change of control, if we are majority owned by them at the time, or
(iii) a sale of substantially all of our assets, he will be entitled to receive severance payments for twelve months after such a termination. The payments would be based on his base salary and bonus at the time of termination. In addition, the agreement provides that if his employment with us is terminated other than for cause within twelve months of any such event, all of his outstanding options will become fully vested and immediately exercisable, prior to the consummation of the transaction.

OFFICERS AND DIRECTORS INSURANCE

     We maintain an insurance policy covering officers and directors under to cover any claims made against them for wrongful acts that they may otherwise be required to pay or for which we are required to indemnify them, subject to certain exclusions.

CERTAIN TRANSACTIONS

     We have entered into certain agreements with Network Associates for the purpose of defining their ongoing relationship. These agreements were developed in the context of a parent/subsidiary relationship and therefore are not the result of arms-length negotiations between independent parties. Although the terms of these agreements or the transactions contemplated by these agreements may be less favorable to us than terms we could have obtained from unaffiliated third parties, we believe that these agreements taken as a whole are fair to both parties and that the amount of the expenses contemplated by the agreements would not be materially different if we operated on a stand-alone basis.

     Corporate Management Services Agreement. On January 1, 1999, we entered into a Corporate Management Services Agreement with Network Associates under which Network Associates provides us services relating to tax, accounting, insurance, employee benefits administration, corporate record-keeping, payroll, information technology infrastructure, and facilities management. In addition, we may request certain additional services to be provided from time-to-time in the future, with the fee for such additional services subject to negotiation between the parties. The initial monthly fee that we are required to pay for these services under the agreement is a portion of the costs to Network Associates (based on headcount) plus a 10% mark-up. During the year ended December 31, 2000, Network Associates charged us $5.8 million under this agreement.

     The Corporate Management Services Agreement may be terminated either by us upon 30 days notice, or by Network Associates when it ceases to own a majority of the our outstanding voting stock. Following a termination of this agreement, we may be unable to secure these services from others on acceptable terms. If we are unsuccessful in obtaining acceptable provision of these services upon termination of the corporate management services agreement, our future financial performance could be adversely affected.

     Cross License Agreement. We entered into a technology cross license agreement with Network Associates through one of Network Associates' wholly-owned subsidiaries. Under this agreement, Network Associates has granted us worldwide non-exclusive patent licenses and exclusive copyright licenses for the sale or licensing of software products or software services to certain OEMs and end users solely via the Internet. Eligible end users include only single-node, individual consumers. In consideration for the license and rights granted under this license, we are required to pay Network Associates a royalty on revenues from related product and subscription sales, initially at a rate of 20% commencing on January 1, 1999 and declining 1.625% per quarter until the rate is 7% in the quarter beginning January 1, 2001, and remaining at 7% thereafter. Also under this agreement, we have granted Network Associates non-exclusive patent licenses and exclusive copyright licenses for the sale of products to enterprise customers through any method of distribution including the Internet and to end users through any method excluding the Internet. In consideration for the rights granted under this license, Network Associates is required to pay us a royalty of $250,000 per quarter. Under this cross technology agreement, Network Associates will provide end user support to our customers. Charges for such support will be equal to a portion of the costs to Network Associates plus a 10% markup. During the year ended December 31, 2000, we were charged $2.2 million for royalties by Network Associates under this Cross License Agreement.

     Joint Cooperation Agreement. We have entered into a Joint Cooperation and Master Services Agreement with Network Associates, which governs the provision of technology, services among the parties. Under this agreement, NAI's anti-virus emergency response team (AVERT) will provide us with research and solutions for virus events. The agreement also contains standard terms and conditions governing the provision of technology services from one party to the other under statements of work that may be negotiated from time to time. Currently we have entered into one such statement of work under which we provide Network Associates the infrastructure and technical support services for Network Associates' web site (www.nai.com). Network Associates pays us a fee for these services in an amount equal to ten percent of our total quarterly technology costs plus a ten percent service charge. Although we are obligated to provide these services until December 31, 2000 under this statement of work, the Company and NAI agreed mutually that NAI take over the running of the NAI web site as of May 1, 2000. The charge to NAI under this statement of work for the year ended December 31, 2000 was approximately $247,000. This amount has been offset against technology costs.

     Japanese Distribution Agreement. On April 28, 2000, the Company entered into a Master Distribution Agreement, retroactive to January 1, 2000, with NAI KK, a majority-owned Japanese subsidiary of Network Associates, Inc. Under the terms of the agreement, NAI KK will be the exclusive distributor of the Company's products in the Japanese PC OEM channel for an initial term of three years. The Company will receive a license fee of fifty percent (50%) net sales revenue received by NAI KK from its distribution in this channel. The Company, in turn, will pay NAI KK a revenue share of ten percent (10%) of net sales revenue it initially receives from PC OEM customers that subsequently purchase a subscription to McAfee Clinic. During the year ended December 31, 2000, the Company recognized product revenue of $861,000 relating to license revenue from NAI KK. At December 31, 2000 a total amount of $47,000 was recorded as accounts receivable from NAI KK.

                               OTHER INFORMATION

     We know of no other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our Board of Directors may recommend.

                                          By Order of the Board of Directors

                                          /s/ Evan S. Collins
                                          Evan S. Collins
                                          Secretary

April 24, 2001

                                   DETACH HERE

                                      PROXY
                             MCAFEE.COM CORPORATION

                               535 Oakmead Parkway
                           Sunnyvale, California 94085
           This Proxy is Solicited on Behalf of the Board of Directors

        The undersigned hereby appoints Srivats Sampath and Evan Collins as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote as designated on the reverse side, all the shares of common stock of McAfee.com Corporation held of record by the undersigned on April 2, 2001, at the Annual Meeting of Stockholders to be held on May 24, 2001, or any adjournment thereof.



--------------------------------------------------------------------------------
 SEE REVERSE SIDE (Continued and to be signed on reverse side) SEE REVERSE SIDE


                                  DETACH HERE

        [X] Please mark votes as in this example.

        This Proxy, when properly executed, will be voted in the manner directed herein by the assigned stockholder. If no direction is taken this proxy will be voted for Proposals 1 and 2.

        1. Election of Class II Director.

        Nominee: Srivats Sampath

            For         Withheld
            [ ]           [ ]


        2. To ratify the appointment of PricewaterhouseCoopers LLP as the independent accountants for the fiscal year ending December 31, 2001.

        For         Against       Abstain
        [ ]           [ ]           [ ]


At their discretion, the proxies are authorized to vote upon other business as may properly come before the meeting.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING [ ]


PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

        Please sign exactly as name appears to the left. When shares are held in joint tenancy, all of such persons should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature:__________________________________________ Date:_____________

Signature:__________________________________________ Date:_____________